Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-205337 on Form S-8 and No. 333-221593 on Form S-1 of TerraForm Power, Inc. of our report dated February 28, 2019, (relating to the consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018, not presented separately herein), appearing in the Annual Report on Form 10-K of TerraForm Power, Inc. for the year ended December 31, 2018.

/s/ DELOITTE, S.L.
Madrid, Spain
March 15, 2019